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                     December 26, 2023

       Arthur Yu Chen
       Chief Financial Officer
       Futu Holdings Ltd
       11/F, Bangkok Bank Building
       No. 18 Bonham Strand W, Sheung Wan
       Hong Kong S.A.R., People   s Republic of China

                                                        Re: Futu Holdings Ltd
                                                            Form 20-F for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-38820

       Dear Arthur Yu Chen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Disclosure Review Program
       cc:                                              Will Cai